EXECUTION

PURCHASE AND SALE AGREEMENT

        AGREEMENT dated as of December 9, 2004, between BRH Westchester, L.L.C., a Delaware limited liability company, in its capacity as the sole general partner (“General Partner”) of BRI Westchester Limited Partnership, a Maryland limited partnership (the “Partnership”), and BRI OP Limited Partnership, a Delaware limited partnership, in its capacity as the sole limited partner (“Limited Partner”) of the Partnership (General Partner and Limited Partner are referred to collectively as “Seller”), all with an address of c/o Berkshire Realty Holdings, L.P., One Beacon Street, Suite 1550, Boston, Massachusetts 02108, Attention: Stephen C. Parthum, Telecopier No. 617-646-2377, and BIR Westchester, L.L.C., a Delaware limited liability company, or its permitted designee (“GP Buyer”) and Berkshire Income Realty-OP, L.P., a Delaware limited partnership, or its permitted designee (“LP Buyer”) (GP Buyer and LP Buyer are referred to collectively as “Buyer”), both with an address of One Beacon Street, Suite 1550, Boston, Massachusetts 02108, Attention: Stephen J. Zaleski, Telecopier No. 627-556-1472.

        WHEREAS, General Partner is the sole owner of the entire one percent (1%) general partnership interest (the “GP Interest”) in the Partnership and Limited Partner is the sole owner of the entire ninety-nine percent (99%) limited partnership interest (the “LP Interest”) in the Partnership (the GP Interest and LP Interest are referred to collectively as the “Interests”); and

        WHEREAS, the Partnership is the owner of the following:

    (a)        that certain tract or parcel of land located in Silver Spring, Montgomery County, Maryland, more particularly described in Schedule A attached hereto (the “Land”);

    (b)        the three hundred forty-five (345) unit apartment complex, commonly known as Westchester West Apartments, which contains related improvements, facilities, amenities, structures, driveways and walkways, all of which have been constructed on the Land (collectively, the “Improvements”);

    (c)        all right, title and interest of the Partnership in and to any alleys, strips or gores adjoining the Land, and any easements, rights-of-way or other interests in, on, under or to, any land, highway, street, road, right-of-way or avenue, open or proposed, in, on, under, across, in front of, abutting or adjoining the Land, and all right, title and interest of the Partnership in and to any awards for damage thereto by reason of a change of grade thereof;

    (d)        the accessions, appurtenant rights, privileges, appurtenances and all the estate and rights of the Partnership in and to the Land and the Improvements, as applicable, or otherwise appertaining to any of the property described in the immediately preceding clauses (a), (b) and/or (c);

    (e)        the personal property owned or leased by the Partnership and located on or in or used solely in connection with the Land and Improvements, including, without limitation, the personal property listed in Schedule B attached hereto, but expressly excluding all computer equipment, computer software and computer hardware (but not the data pertaining to the operation of the Property) and excluding the personal property listed on Schedule B-1 attached hereto (collectively, the “Personal Property”); and

    (f)        all of landlord’s interest in the Leases (as hereinafter defined) and any refundable security deposits held by the Partnership thereunder and all of the Partnership’s interest in any intangible property now or hereafter, owned by the Partnership and used solely in connection with the Land, Improvements and Personal Property, including, without limitation, all of the names under which the Real Property is being operated, excluding the “Berkshire” name, and, to the extent owned by and in the possession and control of the Partnership: the plans and specifications, all architectural and engineering studies, reports, drawings and prints relating to the Property, all warranties relating to the Real Property or the Personal Property, all Service Contracts (as hereinafter defined) to the extent Buyer agrees to assume the same as provided below, all licenses, permits and other written authorizations, if any, relating to the zoning, land use, operating, ownership, construction and maintenance of the Property, all copyrights, logos, designs, trademarks, service marks, but excluding the Berkshire trademark, and all goodwill associated with the Property and such names and marks, all tenant files and other files and records related to the management and operation of the Property, the telephone numbers utilized in the operation and management of the Property and all claims and causes of action arising out of or in connection with the Property (other than claims solely related to the Partnership’s ownership of the Property, including claims for delinquent rent for periods prior to the month in which the Closing occurs, unless otherwise specifically provided below), excluding the right, title and interest of any website or domain names maintained by the Partnership or the Partnership’s property manager with respect to the Property.

        All of the items described in subparagraphs (a), (b), (c), (d), (e) and (f) above are collectively the “Property”;

        NOW, THEREFORE, in consideration of the mutual undertakings and covenants herein contained, Seller and Buyer hereby covenant and agree as follows:

SECTION 1

SALE OF PROPERTY AND ACCEPTABLE TITLE

1.01 Agreement to Buy and to Sell; Property. Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Property, by means of an assignment of the Interests, at the price and upon the terms and conditions set forth in this Agreement. At the Closing, General Partner shall assign, transfer and deliver the GP Interest to GP Buyer, or its designee, as provided in Section 16.01 hereof, and Limited Partner shall assign, transfer and deliver the LP Interest to LP Buyer, or its designee, as provided in Section 16.01 hereof, in each case by an Assignment and Assumption of Partnership Interest in form mutually agreeable to Buyer and Seller (the “Assignment of Partnership Interest”).

1.02 Title. Buyer’s obligation to accept title to the Interests shall be conditioned upon the Partnership then holding good and clear record and marketable fee simple title to the Property as evidenced by LandAmerica Title Insurance Corporation (the “Title Insurer”) issuing its ALTA Owner’s Form B Title Insurance Policy dated as of Closing showing the Partnership in title, subject only to the Permitted Exceptions (as hereinafter defined).

        The Title Insurer has prepared, and Seller has furnished Buyer with a Commitment For Title Insurance for an ALTA Owner’s Form B Title Insurance Policy and legible copies of all instruments and plans mentioned therein as exceptions to title (all of such items are hereinafter collectively referred to as the “Commitment”). The Commitment shall be in the amount of the Purchase Price (as defined in Section 2.01 hereof). Should such Commitment contain any title exceptions which are not acceptable to Buyer, in its sole discretion, Buyer shall, prior to the expiration of the Inspection Period (as hereinafter defined), notify Seller if any such exceptions are unacceptable. If Buyer fails to so notify Seller of any unacceptable exceptions as described above, the exceptions set forth in Schedule B of the Commitment shall be deemed accepted by Buyer and included as the “Permitted Exceptions”. If any exceptions are unacceptable to Buyer and Buyer timely notifies Seller in writing of such fact as above provided, Seller, in Seller’s sole discretion, shall have thirty (30) days from the date Seller receives notice (the “Cure Period”) of such unacceptable exceptions to remove or cure such exceptions, except with respect to the Monetary Liens (as hereinafter defined) which Seller shall remove or cure at Closing with the proceeds from the Purchase Price. Seller shall be deemed to have given notice to Buyer that Seller refuses to cure any unacceptable exceptions, which Seller may so do in its sole discretion, unless Seller, within ten (10) days after receipt of notice from Buyer, shall notify Buyer in writing that Seller will attempt to cure such unacceptable exceptions. If Seller notifies Buyer that Seller will attempt to cure such unacceptable exceptions, Seller shall use diligent efforts to attempt such cure. If, after diligent efforts, Seller fails or if Seller refuses to cure said unacceptable exceptions within the ten (10) day period after receipt of notice from Buyer, Buyer may (a) terminate this Agreement on or before the Closing Date, or (b) if Buyer fails to so terminate within the time provided, Buyer shall be deemed to have waived such exceptions and accept title subject thereto, in which event there shall be no reduction in the Purchase Price. Notwithstanding the foregoing, Seller, at its cost, shall be obligated to cure or remove by Closing (i) all mortgages and deeds of trust against the Property, and (ii) any other liens that can be removed by the payment of a sum certain; provided, however, that the monetary amounts required to remove the liens do not in the aggregate exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) (collectively, the “Monetary Liens”).

1.03 Survey. Seller has furnished Buyer with a copy of the most recent as-built survey of the Property in Seller’s possession (the “Prior Survey”), and on or before the expiration of the Inspection Period, Buyer may obtain a current as-built survey (the “New Survey”) of the Land and the Improvements by a registered land surveyor.

        Should the Prior Survey contain any encumbrances, encroachments or other survey defects (collectively, the “Prior Survey Matters”) which are not acceptable to Buyer in its sole discretion, Buyer shall prior to the expiration of the Inspection Period, notify Seller if any such Prior Survey Matters are unacceptable. In addition, if Buyer otherwise obtains a New Survey, should the New Survey contain any encumbrances, encroachments or other survey defects which do not appear on the Prior Survey (collectively, “New Survey Matters”) and which are not acceptable to Buyer in its sole discretion, Buyer shall, prior to the expiration of the Inspection Period, notify Seller if any such New Survey Matters are unacceptable. (The Prior Survey Matters and the New Survey Matters are referred to collectively as “Survey Matters”). If Buyer does not obtain a New Survey or if Buyer fails to notify Seller of any unacceptable Prior Survey Matters during the time period as described above, all Survey Matters shall be deemed accepted by Buyer. If any Survey Matters are unacceptable to Buyer and Buyer timely notifies Seller in writing of such fact as above provided, Seller, in Seller’s sole discretion, shall have thirty (30) days from the date Seller receives notice of such unacceptable Survey Matters to cure such Survey Matters. Seller shall be deemed to have given notice to Buyer that Seller refuses to cure any unacceptable Survey Matters, which Seller may so do in its sole discretion, unless Seller, within ten (10) days after receipt of notice from Buyer, shall notify Buyer in writing that Seller will attempt to cure such unacceptable Survey Matters. If, after diligent efforts, Seller fails or refuses to cure said unacceptable Survey Matters within the time period provided, Buyer may (a) terminate this Agreement on or before the Closing Date, or (b) if Buyer fails to so terminate, Buyer shall be deemed to waive such Survey Matters and accept title subject thereto, in which event there shall be no reduction in the Purchase Price.

SECTION 2

PURCHASE PRICE, ACCEPTABLE FUNDS,

DEPOSIT AND ESCROW OF DEPOSIT

2.01 Purchase Price. The purchase price (“Purchase Price”) to be paid by Buyer to Seller for the Interests is Thirty-Nine Million Two Hundred Fifty Thousand and 00/100 Dollars ($39,250,000.00) subject to the prorations and adjustments as hereinafter provided in this Agreement. The Purchase Price shall be paid one percent (1%) by the GP Buyer and ninety-nine percent (99%) by the LP Buyer and shall be allocated one percent (1%) to the General Partner and ninety-nine percent (99%) to the Limited Partner in consideration for the sale of the GP Interest and the LP Interest respectively.

2.02 Payment of Monies. All monies payable under this Agreement, unless otherwise specified in this Agreement, shall be paid by wire transfer.

2.03 Payment of Purchase Price. At the consummation of the transaction contemplated hereby, the Purchase Price shall be paid by Buyer by wire transfer of immediately available federal funds, transferred to the order or account of Seller or such other person as Seller may designate in writing.

2.04 No Deposit. Buyer shall not be required to make an earnest money deposit hereunder prior to the payment of the Purchase Price at Closing.

SECTION 3

THE CLOSING

        Except as otherwise provided in this Agreement, the delivery of all documents necessary for the closing of this transaction pursuant to this Agreement (the “Closing”) shall take place through LandAmerica Financial Commercial Services, Inc. (the “Escrow Agent”) by mail at its offices at LandAmerica, 150 Federal Street, Suite 200, Boston, Massachusetts 02110, or such other place as Seller and Buyer shall mutually agree, at 10:00 A.M. local time on December 29, 2004 (the “Original Closing Date”), or such earlier date or place as Buyer and Seller shall mutually agree in writing. Closing shall be conducted through a so-called “New York style” escrow administered by Escrow Agent. It is agreed that time is of the essence of this Agreement.

SECTION 4

SELLER’S PRE-CLOSING DELIVERIES

        Seller shall furnish to Buyer, within seven (7) days after the date hereof, for inspection and approval by Buyer the following:

4.01 Leases. Seller shall provide Buyer with access on-site to the originals of all leases and related lease files. 4.02 Taxes. A copy of 2003 and 2004 (if available) real estate and personal property tax statements for the Property.

4.03 Current Rent Roll. A current rent roll for the Property, attached hereto as Schedule C, listing for each of the apartment units in the Improvements: apartment number, unit type, unit status, tenant name, commencement and termination dates, market rent, lease rent, security deposits and details of any concessions and schedule of rental delinquencies in such form as is prepared by Seller in the ordinary course of business (the “Rent Roll”).

4.04 Service Contracts. Copies of all service, maintenance, supply and management contracts affecting the use, ownership, maintenance and/or operation of the Property.

4.05 Utility Bills. A detailed report of all utility bills (gas, electric, water and sewer) relating to the Property for the immediately prior twelve (12) month period.

4.06 Personal Property. A current inventory of all Personal Property, including all tangible personal property owned by Seller and located on or used in connection with the Property.

4.07 Plans. All existing plans and specifications, if any, with respect to the Property. 4.08 Environmental Reports. Copies of all environmental report in Seller's or the Partnership's possession or control since the date of Seller's acquisition of the Property. 4.09 Operating Statements. Copies of the Operating Statements (unaudited) for the Property for 2003 and 2004 year to date. 4.10 Permits. Copies of all certificates of occupancy (if any) and other permits and licenses (if any) in the possession of Seller.

4.11 Litigation. A listing of all pending or threatened litigation against Seller or the management company with respect to claims regarding or related to the Property.

4.12 Partnership Agreement. A copy of the Partnership Agreement and all amendments thereto of the Partnership.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer as follows:

5.01 Ownership. General Partner is the sole owner of the GP Interest. Limited Partner is the sole owner of the LP Interest. Neither General Partner nor Limited Partner has pledged, hypothecated or otherwise encumbered the GP Interest or the LP Interest. The Partnership is the sole owner of the Property. The execution and delivery of the Assignment of Partnership Interests by Seller will be sufficient to transfer ownership of all of the Partnership Interests to Buyer. Upon delivery by Seller of the Assignment of Partnership Interests, Buyer will own all the Partnership Interests free and clear of all liens, claims, encumbrances, pledges, security interests, or rights of others of any nature whatsoever. The Partnership does not own any other assets except the Property. The Partnership has not owned any real property other than the Property nor has the Partnership conducted any business other than business related to the ownership and operation of the Property.

5.02 Authority. GP Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. LP Seller is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware. The Seller is authorized to make representations and warranties on behalf of the Partnership and has the authority to cause the Partnership to fully perform and comply with any obligations of the Partnership under this Agreement. The Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Maryland and is qualified to transact business in the State of Maryland. A true and correct copy of the Certificate of Limited Partnership and the Limited Partnership Agreement and all amendments thereto of the Partnership is attached hereto as Schedule D. The Partnership has fully power and authority to own, lease and operate the Property and to carry on its business as it is now being conducted. The individual(s) entering into this Agreement on behalf of Seller have been authorized, empowered and directed by Seller to execute and deliver this Agreement to Buyer and to bind Seller to the terms and conditions of this Agreement.

5.03 Interests. The Interests are duly authorized, validly issued, fully paid, nonassessable and free and clear of all liens and encumbrances of any nature. Neither Seller nor the Partnership has or is bound by any (a) outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold, any partnership interest or any other equity security of the Partnership, or (b) securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive, any partnership interest or any other equity security of the Partnership, or obligating it to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. Seller has at all times treated the Partnership as a partnership or disregarded entity for federal income tax purposes, and will not make any election to treat the Partnership as other than a partnership or disregarded entity.

        As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Buyer, the phrase “to Seller’s actual knowledge”, “to the best of Seller’s knowledge” or any similar phrase shall mean the actual, not constructive or imputed, knowledge of Stephen C. Parthum, Vice President of Asset Management, but without any obligation to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like.

        Buyer agrees to inform Seller promptly in writing if it discovers that any representation or warranty of Seller is inaccurate in any material respect, or if it believes that Seller has failed to deliver to Buyer any document or material which it is obligated to deliver hereunder.

        If Buyer notifies Seller prior to Closing that any representation or warranty made in Section 5 is not true and correct in any material respect and Seller fails to cure or remedy the same prior to Closing, Buyer may either (a) terminate this Agreement, and neither party shall have further rights or obligations pursuant to this Agreement, except for Buyer’s obligation to repair any damage to the Property and to indemnify Seller as set forth in Section 6.01; or (b) waive any such representation or warranty and close the transaction without any reduction in the Purchase Price.

        If subsequent to Closing Buyer notifies Seller within three (3) months after Closing that Buyer discovered post-closing that any representation or warranty made in Section 5 was not true and correct in any material respect and specifying the breach with particularity, subject to the limitations set forth in Section 16.02, Buyer shall have available all remedies at law or in equity as a consequence thereof. If Buyer does not notify Seller of the breach of any of its representations and warranties set forth in this Section 5 and institute a lawsuit therefor in a court of competent jurisdiction within three (3) months after the Closing, Buyer shall be deemed to have waived all of its rights to claim and sue for any breach by Seller of any of its representations and warranties made in this Section 5.

SECTION 6

INSPECTION PERIOD; ACCESS; PURCHASE “AS IS”

6.01 During the Inspection Period, Buyer, its agents and representatives, shall be entitled to enter upon the Property (as coordinated through the Partnership’s property manager), including all leased areas, upon reasonable prior notice to Seller, to perform inspections and tests of the Property, including surveys, environmental studies, examinations and tests of all structural and mechanical systems within the Improvements, and to examine the books and records of the Partnership and Seller and the Partnership’s property manager relating to the Property. Before entering upon the Property, Buyer shall furnish to Seller evidence of general liability insurance coverage in such amounts and insuring against such risks as are commercially reasonable. Notwithstanding the foregoing, Buyer shall not be permitted to interfere unreasonably with the Partnership’s operations at the Property or interfere with any tenant’s occupancy at the Property, and the scheduling of any inspections shall take into account the timing and availability of access to tenants’ premises, pursuant to tenants’ rights under the Leases or otherwise. If Buyer wishes to engage in any testing which will damage or disturb any portion of the Property, Buyer shall obtain Seller’s prior consent thereto, which shall not be unreasonably withheld. Without limiting the generality of the foregoing, Seller’s written approval (which, notwithstanding the foregoing, may be granted, withheld or conditioned in Seller’s sole discretion) shall be required prior to any testing or sampling of surface or subsurface soils, surface water, or groundwater in or about the Improvements in connection with Buyer’s environmental due diligence. Buyer shall repair any damage to the Property proximately caused by any such tests or investigations, and indemnify Seller and the Partnership from any and all liabilities, claims, costs and expenses proximately caused thereby. The foregoing indemnification shall survive Closing or the termination of this Agreement.

6.02 The term “Inspection Period,” as used herein, shall mean the period ending at 5:00 p.m. Boston time on [December 17, 2004]. Buyer shall have the right to terminate this Agreement, in its sole discretion, by giving written notice of such election to Seller on any day prior to and including the final day of the Inspection Period, in which event the Deposit shall be returned forthwith to Buyer and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. In the absence of such written notice, the contingency provided for in this Section 6.02 shall no longer be applicable, Buyer shall be deemed to have waived its right to terminate hereunder and this Agreement shall continue in full force and effect.

6.03 IT IS UNDERSTOOD AND AGREED THAT NEITHER SELLER NOR ANY OTHER PERSON IS MAKING AND HAS AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PARTNERSHIP (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED HEREIN), THE INTERESTS OR THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, THE STATE OF TITLE OF THE PROPERTY OR ITS FINANCIAL STATE.

        BUYER, FOR ITSELF AND ITS SUCCESSORS, ASSIGNS AND AFFILIATES, ACKNOWLEDGES AND AGREES THAT ASSIGNMENT OF THE INTERESTS IS BEING MADE “AS IS, WHERE IS, WITH ALL FAULTS” WITH RESPECT TO THE INTERESTS AND THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, THE PARTNERSHIP OR THE INTERESTS OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY PROSPECTUS DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING.

        BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AS TO ANY PROVISION THAT SHALL EXPRESSLY SURVIVE CLOSING, BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S AFFILIATED ENTITIES AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS (COLLECTIVELY, “SELLER AFFILIATES”)) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY, THE PARTNERSHIP OR THE INTERESTS AND BUYER HEREBY COVENANTS NOT TO SUE SELLER AND/OR ANY SELLER AFFILIATES ON THE BASIS OF ANY OF THE FOREGOING MATTERS.

        THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

6.04 Buyer waives any rights or claims it may have against Seller or any Seller Affiliates in connection with the presence of, or any loss, cost or damage associated with, Hazardous Materials (as hereinafter defined) in, on, above or beneath the Property or emanating therefrom. If at any time after the Closing, any third party or any governmental agency seeks to hold Buyer responsible for any loss, cost or damage arising from any Hazardous Materials in, on, above or beneath the Property or for the violation of any Hazardous Materials Laws, Buyer agrees that it shall not (a) implead Seller, (b) bring a contribution action or similar action against Seller, or (c) attempt in any way to hold Seller responsible with respect to any such matter. The provisions of this Section 6.04 shall survive the Closing. As used herein, “Hazardous Materials” shall mean and include, but shall not be limited to any petroleum product, all hazardous or toxic substances, wastes or substances and any substances or organisms (including mold or fungi) which because of their quantitated concentration, chemical, or active, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to the health, safety or welfare of the general public or any occupants of the Building or to the environment, including, without limitation, any hazardous or toxic waste or substances which are included under or regulated by any applicable law or regulation (whether now exiting or hereafter enacted or promulgated, as they may be amended from time to time) including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. §9601 et seq.; the Toxic Substance Control Act (“TSCAS”), 15 U.S.C. §2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §1802; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §9601, et seq.; the Clean Water Act (“CWA”), 33 U.S.C. §1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f et seq.; the Clean Air Act (“CAA”), 42 U.S.C. §7401 et seq., the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., similar state laws and regulations adopted thereunder (collectively, “Hazardous Materials Laws”). The provisions of this Section shall survive Closing or any termination of this Agreement.

6.05 Chapter 53A Condition. Seller has informed Buyer of the requirements of Chapter 53A of the Montgomery County Code (“Chapter 53A”). Buyer shall use reasonable efforts until December 22, 2004 (the “Approval Period”) to obtain final written approval by the Montgomery County Department of Housing and Community Affairs (the “Department”) of a non-conversion rental agreement for the Property to be entered into by the Partnership at Closing which satisfies the requirements of Section 53A-5 (the “Rental Agreement”) so as to permit the sale contemplated by this Agreement without providing any right of first refusal under Section 53A-4. To that end, Buyer shall promptly submit a proposed Rental Agreement and all other information requested by the Department to allow an expeditious review and approval by the Department. Seller shall cooperate with Buyer’s efforts to obtain approval of the Rental Agreement; provided Seller shall not be obligated to incur any cost, expense or liability. Buyer shall provide Seller with copies of all proposed Rental Agreements submitted to and correspondence to and from the Department. Seller shall be permitted to participate in all meetings between Buyer and the Department. If after having made diligent, good faith efforts, Buyer is unable to obtain approval by the Department of a Rental Agreement on terms acceptable to Buyer, in its sole discretion, on or before the expiration of the Approval Period, unless Buyer and Seller mutually agree in writing to extend the Approval Period, then either Buyer or Seller may terminate this Agreement by written notice given to the other party at any time thereafter prior to Closing, whereupon this Agreement shall terminate, and thereafter this Agreement shall be void and without recourse to all parties except for provisions which are expressly stated to survive termination of this Agreement; provided, further Buyer shall not be liable or responsible to Seller for damages arising from Buyer’s inability to obtain the approval of a Rental Agreement. If Buyer obtains the approval by the Department of a Rental Agreement on terms acceptable to Buyer, Buyer shall, at or prior Closing, enter into the Rental Agreement and shall obtain a certificate of compliance (a “Certificate of Compliance”) from the Department pursuant to Section 53A-7 for recordation at Closing.

SECTION 7

INSURANCE

7.01 Maintenance of Insurance. Until the Closing, the Partnership shall maintain its present insurance on the Property which insurance in respect of fire and casualty shall be covered by a standard All-Risk Policy in the amounts as currently insured. Subject to the provisions of Section 7.02, the risk of loss in and to the Property shall remain vested in Seller until the Closing. Buyer will obtain its own insurance on the Property at Closing.

7.02 Casualty or Condemnation. If prior to the Closing, the Improvements or any material portion thereof (having a replacement cost equal to or in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00)) are damaged or destroyed by fire or casualty, or any material part of the Property is taken by eminent domain by any governmental entity, then Buyer shall have the option, exercisable by written notice given to Seller at or prior to the Closing, to terminate this Agreement, whereupon all obligations of all parties hereto shall cease, and this Agreement shall be void and without recourse to the parties hereto except for provisions which are expressly stated to survive such termination. If Buyer does not elect to terminate this Agreement or if such damage or destruction or taking has a replacement cost or is in an amount of less than $500,000.00, Buyer shall proceed with the purchase of the Property without reduction or offset of the Purchase Price, and in such case, unless Seller shall have previously restored the Property to its condition prior to the occurrence of any such damage or destruction, Seller shall pay over or assign to Buyer all amounts received or due from, and all claims against, any insurance company (including business interruption and rental loss insurance proceeds to the extent related to any period after the Closing Date) or governmental entity as a result of such destruction or taking, and Buyer shall be entitled to a credit against the Purchase Price equal to the deductible amount, if applicable, under Seller’s insurance policy.

SECTION 8

SELLER’S OBLIGATIONS PRIOR TO CLOSING

        Seller covenants that between the date of this Agreement and the Closing:

8.01 No Lease Amendments. The Partnership shall not, without Buyer’s prior written consent (a) enter into any new lease for an apartment unit with a first-time tenant unless the lease is for a period of no more than one year and the rent shall be not less than the current market rent then being charged by the Partnership for comparable apartments; or (b) enter into, amend, renew or extend any Lease for an apartment unit with an existing tenant unless the lease is for a period of not more than one year and that the rent for the amended, renewal or extension term shall not be less than the current market rent then being charged by the Partnership for comparable apartments; or (c) terminate any Lease except by reason of a default by the tenant thereunder or by reason of the provisions contained in the Lease or otherwise in accordance with the Partnership’s prior practices.

8.02 Continuation of Service Contracts. The Partnership shall not modify or amend any Service Contract or enter into any new service contract for the Property, without the prior written consent of Buyer which consent shall not be unreasonably withheld or delayed provided such contract is terminable without penalty by the then owner of the Property upon not more than thirty (30) days’ notice.

8.03 Replacement of Personal Property. No personal property included as part of the Property shall be removed from the Property unless the same is replaced with similar items of at least equal quality prior to the Closing.

8.04 Tax Procedure. Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Property for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Buyer. Real estate tax refunds and credits received after the Closing which are attributable (a) to any fiscal period prior to the fiscal tax year during which the Closing occurs, or (b) to the fiscal tax year during which the Closing occurs shall be apportioned between Seller and Buyer, after deducting the expenses of collection thereof, based upon the relative time periods each owns the Property, which obligation shall survive the Closing.

8.05 Access. Seller shall allow Buyer or Buyer’s representatives access to the Property, the Leases and other documents required to be delivered under this Agreement upon reasonable prior notice at reasonable times; provided Buyer agrees that the original leases and all other original documents shall remain on-site at the Property.

8.06 Condition of Apartment Units. At the time of Closing, Seller shall cause all apartment units in the Property which have been vacant for seven (7) days or more to be in a market rent-ready condition (i.e., as necessary, painted, cleaned, carpeted, with all appliances in working condition) in accordance with Seller’s customary practices. With respect to each apartment unit that has been vacant for seven (7) days or more prior to Closing that is not in a market rent-ready condition at the time of Closing, Buyer, as its sole remedy, shall receive a credit against the Purchase Price in the sum of Five Hundred and 00/100 Dollars ($500.00).

8.07 Termination of Contracts. During the Inspection Period, Buyer shall notify Seller which Service Contracts Buyer wishes to assume at Closing and which Service Contracts Buyer wants terminated at Closing (the “Rejected Contracts”); provided, however, that Buyer shall be obligated to assume, and Seller shall have no obligation to terminate, any Service Contract which cannot be terminated by Seller (with either written notice and/or payment of a termination fee). As to the Rejected Contracts, at Closing, Seller shall give notice of termination as to such Rejected Contracts so designated by Buyer, and Buyer will assume all other Service Contracts from the date of the Closing.

SECTION 9

SELLER’S CLOSING OBLIGATIONS

9.01 Closing, Deliveries and Obligations. At the Closing, Seller shall deliver the following to Buyer:

(a)     Assignment. The Assignment of Partnership Interests, in form reasonably satisfactory to Buyer’s and Seller’s counsel, duly executed, which conveys the GP Interest to GP Buyer and the LP Interest to LP Buyer.

(b)     Amendment to Partnership Agreement. An amendment to the Partnership Agreement of the Partnership (the ” Partnership Agreement Amendment”), in form reasonably satisfactory to Buyer’s and Seller’s counsel, duly executed by Buyer and Seller, pursuant to which General Partner and Limited Partner shall withdraw, and GP Buyer and LP Buyer shall be admitted, as the sole general partner and limited partner, respectively, of the Partnership, and General Partner and Limited Partner and the Partnership shall mutually release all claims against each other.

(c)     Legal Existence. A certificate from the Maryland Secretary of State confirming that the Partnership is legally existing and in good standing.

(d)     UCC Search. A Uniform Commercial Code lien search for Seller and the Partnership, indicating that the Partnership Interests of Seller and the Partnership are unencumbered by any security interest thereon and federal and state searches for Seller and the Partnership indicating the absence of any bankruptcy proceeding, federal or state tax lien, suits (other than as disclosed on Schedule E) and unsatisfied judgments.

(e)     Lease Records. Original copies of all Leases, and related documents in the possession or under the control of Seller or the Partnership. Such records shall include a schedule of all cash security deposits and a check to Buyer or credit against the Purchase Price in the amount of such security deposits held by Seller at the Closing under the Leases together with appropriate instruments of transfer or assignment with respect to any lease securities which are other than cash and a schedule updating the Rent Roll and setting forth all arrears in rents and all prepayments of rents.

(f)     Permits. Seller shall deliver, to the extent in the possession of Seller or the Partnership: original copies of all certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental authorities having jurisdiction, except that photocopies may be substituted if the originals are posted at the Property.

(g)     Title Affidavits. Such affidavits as the Title Insurer may reasonably require in order to omit from its title insurance policy all exceptions, other than Permitted Exceptions, for (i) parties in possession other than under the rights to possession granted under the Leases; and (ii) mechanics’ liens, and to provide a non-imputation endorsement to its title insurance policy, as well as a Gap Indemnity Agreement.

(h)     Files. Seller shall make all of its files and records relating to the Property available to Buyer at the Property upon reasonable prior notice for copying, which obligation shall survive the Closing.

(i)     Notices of Sales. Sufficient letters, executed by Seller, advising the tenants under the Leases of the sale of the Property to Buyer and directing that all rents and other payments thereafter becoming due under the Leases be sent to Buyer or as Buyer may direct.

(j)     Non-Foreign Affidavit. Seller shall execute and deliver to Buyer and Buyer’s counsel, at Closing such evidence as may be reasonably required by Buyer to show compliance by Seller with the Foreign Investment and Real Property Tax Act, IRC Section 1445(b)(2), as amended.

(k)     Rent Roll. Seller shall deliver a current Rent Roll, certified to be true, complete and accurate.

(l)     Management Agreement Termination. A termination of the existing management agreement, executed by the property manager.

(m)     Authority. Evidence of the existence, organization and authority of Seller and the Partnership and the authority of the persons executing documents on behalf of Seller reasonably satisfactory to Buyer and Title Insurer, together with certified copies of the operating agreement of the Partnership and evidence that the Partnership is qualified to do business in the State of Maryland.

9.02 Seller’s Expenses. Seller shall pay its own counsel fees and pay one-half (½) of: (a) all transfer taxes, deed stamps, state excise tax, sales tax and documentary stamps relating to the sale transaction (if any); (b) title insurance premiums for a standard owner’s title insurance policy with extended coverage over the standard exceptions (where available); and (c) any escrow fees.

9.03 Post-Closing Tax Matters. As a result of the Closing, the Partnership shall terminate for federal income tax purposes and its tax year shall close on the Closing Date. The Seller shall prepare and timely file any federal or state tax or information returns due after Closing that are required to be filed by or on behalf of the Partnership with respect to all tax years or periods ending on or prior to the Closing Date and Seller shall pay any tax liability due thereunder. The Seller shall prepare and timely file the terminating tax returns for the Partnership resulting from the consummation of the transactions contemplated under this Agreement. The Buyer shall assist the Seller in obtaining any data and information required to permit the Seller to prepare such returns or to respond to any audits or assessments for the periods covered by such returns.

SECTION 10

BUYER’S CLOSING OBLIGATIONS

      At the Closing, Buyer shall:

10.01 Payment of Purchase Price. Deliver to Seller the Purchase Price, as adjusted for (i) apportionments under Section 11, and (ii) any adjustments thereto required pursuant to the express provisions this Agreement.

10.02 Assignment and Amendment. Deliver to Seller the Assignment of Partnership Interests and the Partnership Agreement Amendment duly executed by GP Buyer and LP Buyer.

10.03 Other Documents. Deliver any other documents required by this Agreement to be delivered by Buyer.

10.04 Buyer’s Expenses. Pay its own counsel fees, pay all costs relating to (a) all title insurance endorsements required by Buyer; (b) all survey update costs; (c) any mortgage financing obtained by Buyer (including all transfer taxes, deed stamps, documentary stamps, lender title policy costs and recording costs relating thereto); and (d) all recording costs; and pay one-half (½) of: (i) all transfer taxes, deed stamps, state excise tax, sales tax and documentary stamps relating to the sale transaction (if any); (ii) title insurance premiums for the standard owner’s title insurance policy; and (iii) any escrow fees.

10.05 Buyer Conditions to Closing. Buyer’s obligation to proceed to Closing shall be conditioned upon the occurrence of the following additional conditions, provided that Buyer may, in its sole discretion, elect to waive any failure of any of the following conditions:

(a)     All of Seller’s representations and warranties contained herein shall be true and correct in all material respects on the Closing Date; and

(b)     Except as set forth on Schedule E, and except for tenant collection actions, if any, and tort claims, if any, which are covered by insurance, there shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Seller that would materially and adversely affect the operation or value of the Property or Seller’s ability to perform its obligations under this Agreement or that seeks to restrain or prohibit, or obtain damages on a discovery order.

SECTION 11

APPORTIONMENTS AND ADJUSTMENTS TO PURCHASE PRICE

11.01 The following apportionments shall be made between the parties at the Closing as of the close of the business day prior to the Closing:

(a)     Buyer shall receive from Seller a credit for any rent and other income under Leases collected by Seller before Closing that applies to any period after Closing. Uncollected rent and other uncollected income shall not be prorated at Closing. After Closing, Buyer shall apply all rent and income collected by Buyer from a tenant, first to such tenants current monthly rental, then to the month in which Closing occurred, and then to arrearages in the reverse order in which they were due, remitting promptly to Seller, any balance properly allocable to Seller’s period of ownership. Buyer shall bill and use commercially reasonable efforts to collect such rent arrearages in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages. Any rent or other income received by Seller after Closing which are owed to Buyer shall be remitted to Buyer promptly after receipt for allocation and disbursement as provided herein;

(b)     security deposits and any interest for which the Partnership is obligated to pay tenants; it is the intent of the parties that all refundable security deposits shown on the Rent Roll shall be transferred by Seller to Buyer at Closing; provided, however, all non-refundable tenant fees such as cleaning fees, redecorating fees and pet fees shall be retained by Seller. On the Closing, Buyer shall in writing acknowledge receipt of and expressly assume all Seller’s financial and custodial obligations with respect to all such security deposits, it being the intent and purpose of this provision that, at Closing, Seller will be relieved of all fiduciary and custodial obligations, and that Buyer will assume all such obligations and be directly accountable to the residents of the Property with respect to all such security deposits; provided however, Seller shall indemnify and hold Buyer harmless from all liabilities relating to the security deposits transferred to Buyer for the period prior to the Closing;

(c)     there shall be no adjustment for wages, vacation pay, pension and welfare benefits and other fringe benefits of all persons employed by Seller or the Partnership at the Property; it being the intent of the parties that simultaneously with the Closing, the Partnership shall terminate any existing management agreement and Buyer shall have no liability or obligation with respect to any employee of Seller or the Partnership or its management company prior to Closing;

(d)     real estate taxes, personal property taxes, water charges and sewer charges, if any, on the basis of the most recent billing period, as reflected on the actual invoices/bills issued by the appropriate taxing authority;

(e)     Seller shall receive a credit for utility deposits for any utility accounts which are transferred to Buyer; and

(f)     prepayments paid by Seller under assigned Service Contracts, provided there shall be no adjustment or proration for any initial inducement payments made to Seller by providers of telephone, cable television, internet or similar service providers.

        If the Closing shall occur before a new tax rate or new assessed valuation is fixed for the fiscal period in which Closing occurs, the apportionment of taxes at the Closing shall be upon the basis of the tax rate or assessed valuation for the preceding period, as applicable. Promptly after the new tax rate or new assessed valuation is fixed, the apportionment of taxes shall be recomputed. Any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at the Closing shall be promptly corrected, which obligation shall survive the Closing. If any operating expenses or other prorations cannot conclusively be determined as of the date of Closing, then the same shall be adjusted at Closing based upon the most recently issued bills thus far and shall be re-adjusted within sixty (60) days after the Closing occurs.

SECTION 12

FAILURE TO PERFORM

12.01 Buyer’s Election. If Seller is unable to satisfy all of Seller’s obligations as set forth in this Agreement, Buyer shall have the right to elect, in its sole discretion, at the Closing, to accept such title as Seller can deliver to the Property in its then condition by assignment of the Interests and to pay therefor the Purchase Price without reduction or offset, except as expressly provided in Section 1.02, in which case Seller shall convey such title for such price.

12.02 Seller’s Default. If at the Closing, Seller is unable to satisfy all of Seller’s obligations as set forth in this Agreement, and Buyer does not elect to take title as provided in Section 12.01, Seller shall be in default under this Agreement and Buyer shall have the right to terminate this Agreement. In addition to the foregoing, if Buyer desires to purchase the Interests in accordance with the terms of this Agreement and Seller intentionally refuses to perform Seller’s obligations hereunder, Buyer, at its option, and as Buyer’s sole and exclusive remedy, shall have the right to compel specific performance by Seller hereunder (and recover Buyer’s reasonable attorneys’ fees and costs in connection with Buyer’s specific performance action).

12.03 Buyer’s Default. If at the Closing, Buyer is unable to satisfy all of Buyer’s obligations as set forth in this Agreement, Buyer shall be in default under this Agreement and Seller shall have the right to terminate this Agreement.

12.04 Cure. If either Buyer or Seller fails to perform any of their respective obligations under this Agreement (excluding the closing obligations under Sections 9 and 10 hereof), the non-defaulting party shall give written notice to the defaulting party specifying such default and, except as to defaults which occur as of Closing, the defaulting party shall not be in default under this Agreement unless the defaulting party fails to cure such default within five (5) days after the delivery by the non-defaulting party of said written notice. Notwithstanding anything in the foregoing sentence to the contrary, if either party is in default of their respective closing obligations under Sections 9 and 10 hereof, the non-defaulting party shall not be required to deliver notice and the defaulting party shall not be entitled to a cure period with respect to a default of any closing obligation under said Sections.

SECTION 13

BROKERAGE FEES

        Seller and Buyer mutually represent and warrant that CB Richard Ellis (“Broker”) is the only broker with whom they have dealt in connection with this purchase and sale and that neither Seller nor Buyer knows of any other broker who has claimed or may have the right to claim a commission in connection with this purchase and sale. The commission of the Broker shall be paid by Seller pursuant to a separate agreement, but Seller shall be obligated to pay such commission only if, as and when the transaction is consummated and the Purchase Price is paid and not otherwise. In any event, Buyer shall have no obligation to pay a brokerage commission to Broker or any other broker. Seller and Buyer shall indemnify and defend each other against any costs, claims or expenses, including attorneys’ fees, arising out of the breach on their respective parts of any representations, warranties or agreements contained in this Section. Buyer acknowledges and agrees that Broker is not authorized by Seller to make, and Broker has not at any time made, any representation or warranty of any kind or character, express or implied, with respect to Seller, the Partnership or the Property. The representations and obligations under this Section shall survive the Closing without any limitation and Buyer to be provided with release from Broker or, if the Closing does not occur, the termination of this Agreement. In the event of Closing, Buyer shall be provided with a release of the Partnership and Buyer from Broker.

SECTION 14

NOTICES

        All notices under this Agreement shall be in writing and shall be delivered personally or shall be sent by Federal Express or other comparable overnight delivery courier, addressed as set forth at the beginning of this Agreement or by telecopier to the telecopier number as set forth at the beginning of this Agreement. Notices shall be deemed effective when so delivered. Copies of all such notices to Buyer shall be sent to Richard A. Toelke, Esq., Bingham McCutchen, LLP, 150 Federal Street, Boston, Massachusetts 02110, Telecopier No. 617-951-8736, and to Scott D. Spelfogel, Senior Vice President and General Counsel, The Berkshire Group, One Beacon Street, Suite 1500, Boston, Massachusetts 02108, Telecopier No. 617-556-1408, and copies of all such notices to Seller shall be sent to Joel H. Sirkin, Esq., Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, Telecopier No. 617-526-5000.

SECTION 15

LIMITATIONS ON SURVIVAL

15.01 Representations and Warranties. Except as otherwise expressly provided in this Agreement, no representations or warranties of Seller set forth in this Agreement shall survive the Closing, and no action based thereon shall be commenced after Closing. The representations and warranties of Seller set forth in Section 5 shall survive until three (3) months after the Closing, and no action based thereon shall be commenced more than three (3) months after the Closing.

15.02 Merger. The delivery of the Assignment of Interests by Seller, and the acceptance thereof by Buyer, shall be deemed the full performance and discharge of each and every obligation on the part of Seller to be performed hereunder and shall be merged in the delivery and acceptance of the Assignment of Interests, except as provided in Section 15.01 and except for such other obligations of Seller which are expressly provided herein to survive the Closing.

SECTION 16

MISCELLANEOUS PROVISIONS

16.01 Assignment. GP Buyer and LP Buyer shall be entitled to assign this Agreement and its rights hereunder to a corporation, general partnership, limited partnership, limited liability company or other lawful entity entitled to do business in the state in which the Property is located provided such entity, either shall be (a) controlled by, controlling or under the common control with Buyer, or (b) an entity in which Buyer or its principals or affiliates shall have management control (“Assignee”). In the event of such an assignment of this Agreement to Assignee (i) Buyer shall notify Seller promptly, (ii) Buyer and Assignee shall be, jointly and severally, liable under this Agreement from and after such assignment, (iii) Assignee shall assume all obligations of Buyer under this Agreement, and (iv) from and after any such assignment the term “Buyer” shall be deemed to mean the Assignee under any such assignment.

16.02 Limitation of Seller’s Liability. Except as otherwise provided in Section 15.10, no shareholders, partners or members of Seller, nor any of its or their respective officers, directors, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Buyer hereby waives for itself and anyone who may claim by, through or under Buyer any and all rights to sue or recover on account of any such alleged personal liability.

        Notwithstanding anything set forth in this Agreement to the contrary, Buyer agrees that post-Closing Seller shall have no liability to Buyer for any breach of Seller’s covenants, agreements, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Buyer unless the valid claims for all such breaches collectively aggregate more than Twenty-Five Thousand Dollars ($25,000.00), in which event the full amount of such valid claims shall be actionable, up to the cap set forth in the following sentence. Further, Buyer agrees that any recovery against Seller for any breach of Seller’s covenants, agreements, representations and warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be limited to Buyer’s actual damages not in excess of Three Hundred Ninety-Two Thousand Five Hundred and 00/100 Dollars ($392,500.00) in the aggregate and that in no event shall Buyer be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

16.03 Integration. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

16.04 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the state in which the Property is located.

16.05 Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

16.06 Bind and Inure. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

16.07 Drafts. This Agreement shall not be binding or effective until properly executed and delivered by both Seller and Buyer. The delivery by Buyer to Seller of an executed counterpart of this Agreement shall constitute an offer which may be accepted by the delivery to Buyer of a duly executed counterpart of this Agreement and the satisfaction of all conditions under which such offer is made, but such offer may be revoked by Buyer by written notice given at any time prior to such acceptance and satisfaction.

16.08 Number and Gender. As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

16.09 Attachments. If the provisions of any schedule or rider to this Agreement are inconsistent with the provisions of this Agreement, the provisions of such schedule or rider shall prevail. The Schedules attached are hereby incorporated as integral parts of this Agreement.

16.10 LEAD PAINT DISCLOSURE. EVERY PURCHASER OF ANY INTEREST IN RESIDENTIAL REAL PROPERTY ON WHICH A RESIDENTIAL DWELLING WAS BUILT PRIOR TO 1978 IS NOTIFIED THAT SUCH PROPERTY MAY PRESENT EXPOSURE TO LEAD FROM LEAD-BASED PAINT THAT MAY PLACE YOUNG CHILDREN AT RISK OF DEVELOPING LEAD POISONING. LEAD POISONING IN YOUNG CHILDREN MAY PRODUCE PERMANENT NEUROLOGICAL DAMAGE, INCLUDING LEARNING DISABILITIES, REDUCED INTELLIGENCE QUOTIENT, BEHAVIORAL PROBLEMS AND IMPAIRED MEMORY. LEAD POISONING ALSO POSES A PARTICULAR RISK TO PREGNANT WOMEN. THE SELLER OF ANY INTEREST IN RESIDENTIAL REAL PROPERTY IS REQUIRED TO PROVIDE THE PURCHASER WITH ANY INFORMATION ON LEAD-BASED PAINT HAZARDS FROM RISK ASSESSMENTS OR INSPECTIONS IN THE SELLER’S POSSESSION AND NOTIFY THE PURCHASER OF ANY KNOWN LEAD-BASED PAINT HAZARDS. A RISK ASSESSMENT OR INSPECTION FOR POSSIBLE LEAD-BASED PAINT HAZARDS IS RECOMMENDED PRIOR TO PURCHASE.

16.11 Post-Closing Audit Rights. For a period of three (3) years after the Closing Date, upon no less than fifteen (15) days’ prior written notice, each party agrees to make available to the other and its respective independent accountants or attorneys, for inspection and copying, at the requesting party’s sole cost and expense, sufficient information to prepare or amend tax returns and/or audited financial statements and an audit letter for the Property for the calendar years of 2001, 2002, 2003 and 2004, or for any other reasonable purpose, which information shall include books and records for the Property, property and operating statements, insurance policies, real estate tax records, capital expenditures records and maintenance records of the Property, if and to the extent that such records are in such party’s actual possession as of the Closing Date. All such records shall be made available for inspection by the requesting party and its independent accountants or attorneys at such location as the party providing the records may reasonably choose.

SECTION 17

INDEMNIFICATION

17.01 Seller’s Indemnity. Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 6.04 hereof, Seller shall indemnify, defend and hold Buyer harmless from any liability, claim, demand, loss, expense or damage (collectively, “Loss”) that is suffered or incurred by Buyer or the Partnership, or any of their agents, employees, officers, directors, members, partners or contractors which both (a) arises out of a third party claim (whether or not the subject of a legal action) or an obligation in favor of a third party, and (b) arises out of any act or omission, occurring prior to the Closing Date, of Seller, or the Partnership, or any of their respective agents, employees, officers, directors, members, partners or contractors (in each case to the extent relating to the Property or the Partnership) or otherwise arising out of the ownership or operation of the Property prior to the Closing Date, provided that the foregoing indemnity shall not apply with respect to which Buyer has actual knowledge of the basis therefore as of the Closing Date.

17.02 Buyer’s Indemnity. Buyer shall indemnify, defend and hold Seller harmless of and from any Loss that is suffered or incurred by Seller, or any of its agents, employees, officers, directors, members, partners or contractors which both (a) arises out of a third party claim (whether or not the subject of a legal action) or an obligation in favor of a third party, and (b) arises out of a third party claim based on any act or omission, occurring on or after the Closing Date, of Buyer or the Partnership or any of their respective agents, employees, officers, directors, members, partners or contractors or otherwise arising out of the ownership or operation of the Property on or after the Closing Date.

17.03 Procedure. The following provisions govern all actions for indemnity under this Article and any other provision of this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitee, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interest between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to the indemnitor’s ability to defend such action, and the omission to so deliver written notice to the indemnitor will not relive it of any liability that it may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

17.04 Survivability. The obligations of the parties under this Article shall survive the Closing only with respect to any claims made in writing within the three (3) month period after the Closing Date, subject to the limitation set forth in section 16.02.

SECTION 18

MONTGOMERY COUNTY MANDATED PROVISIONS

18.01 Master Plan Disclosures.

(a)     Seller has offered the Buyer the opportunity to review the applicable master plan and municipal land use plan for the area in which the Property is located and any adopted amendment.

(b)     Seller has informed Buyer that amendments affecting the plan may be pending before the County Planning Board or the County Council or a municipal planning body.

(c)     Buyer has waived the right to review each plan and adopted amendment.

(d)     Buyer understands that, to stay informed of future changes in county or municipal land use plans, Buyer should consult the County Planning Board and the appropriate municipal planning body.

18.02 Water and Sewer Disclosures.

(a)     Seller has provided to the Buyer all information required by §40-10A(a) of the Montgomery Code (or Seller has informed Buyer that Seller does not know the information required by said §40-10A(a)), including the following: (i) whether the Property is connected to, or has been approved for connection to, a public water and sewer system; (ii) the source, if any, of potable water for the Property; (iii) whether an individual sewage disposal system has been constructed on the Property or approved or disapproved for construction; (iv) the water and sewer service area category or categories that currently apply to the Property, and a brief explanation of how each category affects the availability of water and sewer service to the Property; (v) any recommendations in the applicable master plan regarding water and sewer service to the Property; and (vi) the status of any pending water and sewer comprehensive plan amendments or service area category changes that would apply to the Property.

(b)     Buyer understands that, to stay informed of future changes in County or municipal water and sewer charges, Buyer should consult the County Planning Board, the Washington Suburban Sanitary Commission, the Department of Permitting Services, or the Department of Environmental Protection, or any appropriate municipal planning board or water and sewer body.

18.03 Subdivision Plat. Buyer waives the receipt of a copy of the plat of subdivision in which the Property is located.

18.04 Airports, Heliports Disclosures. Buyer hereby acknowledges that Seller has disclosed to Buyer the relative location of an airport or heliport, as defined in the Montgomery County Zoning Ordinance, existing within a five-mile radius of the Property.

18.05 Special Protection Area Disclosures. Seller has disclosed to Buyer whether the Property is located in an area designated as a special protection area under §19-62 of the Montgomery County Code. If the Property is located in a “special protection area”, Buyer understands that special water quality measures and certain restrictions on land uses and impervious surfaces may apply to the Property.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

GP SELLER:
WITNESS:	BRH WESTCHESTER, L.L.C., a Delaware limited liability company

/s/ Dan Stravinski	By:/s/ Stephen C. Parthum
Stephen C. Parthum, Vice President

LP SELLER:

WITNESS:	BRI OP LIMITED PARTNERSHIP, a Delaware limited partnership
By: Berkshire Apartments, Inc., a Delaware corporation, its General Partner

/s/ Dan Stravinski	By:/s/ Stephen C. Parthum
Stephen C. Parthum, Vice President

GP BUYER:
WITNESS:	BIR WESTCHESTER, L.L.C., a Delaware limited liability company

By:/s/ Stephen Zaleski

Name: Stephen Zaleski
/s/ Erin Walker	Title: Vice-President

LP BUYER:
WITNESS:	BERKSHIRE INCOME REALTY-OP, L.P., a Delaware limited partnership

By:/s/ Stephen Zaleski
Name: Stephen Zaleski
/s/ Erin Walker	Title: Vice-President